3Q FY2023 Shareholder Letter

May 4, 2023

Dear Shareholders,

Last quarter I described our performance as the best in my twelve months with Peloton. Our Q3 performance was even better.

Y/Y we grew our connected fitness subs by 5%, grew gross profit by 47%, decreased our Adjusted EBITDA loss Y/Y by $175M, reduced our FCF(*) loss Y/Y by $691M, and increased our ending cash balance Q/Q. Liz will cover our financial performance in more detail in her comments on the Q3 performance.

Earlier this morning we announced a settlement and patent license agreement with DISH Technologies. The cost of the settlement ($75M), plus other related expenses, will significantly pressure FCF for Q4. The settlement follows a recent International Trade Commission (“ITC”) determination that Peloton’s method of adaptive bit rate streaming infringes several DISH patents. We were expecting a different outcome and could have appealed the ITC decision. We believe our growth agenda is better served by the settlement because it eliminates a cloud of uncertainty and an enormous distraction to the day-to-day operation of our business, despite its adverse impact on Q4 cash flow.

With this matter in the rearview mirror, we can focus again on growing our business.

Ten years ago we invented the connected fitness category with the introduction of the original Peloton Bike. Since then Peloton has become widely known as an at-home bike company for fitness enthusiasts. Our advertising reinforced that narrow positioning.

But that’s not how today’s Members experience Peloton because the users and the user experiences have evolved considerably since 2013, even if our brand marketing has not. In Q3, by way of example, 57% of all workouts were not cycling related. 62% of active Members participated in non-cycling activities – strength training, yoga, meditation and other modalities – and 38% of all workouts involved no Peloton hardware of any kind. We empower people on their fitness journeys - from beginners to enthusiasts - at home, outdoors, or at the gym, morning, noon, and night.

So what are we doing about that disconnect? Later this month we will relaunch our brand in order to better communicate the brand value proposition, and we will re-introduce the Peloton App with a tiered membership structure as a mobile gateway to our amazing fitness content from strength and meditation to outdoor running. Our goal in relaunching the App is to engage new categories of customers, drive top-of-the-funnel awareness for Peloton, and become a meaningful contributor of revenue for our business.

The brand relaunch and the re-introduction of our Peloton App are two of our most important growth initiatives. Historically, we have experienced a seasonal decline in subscriber growth in Q4 FY. We’re expecting a decline this year as well. Notwithstanding the relaunch, Q4 will be among our most challenging from a growth perspective.

Speaking of growth, this past fiscal year we also launched several other initiatives to reach new customers and grow our business. These included our Fitness-As-A-Service (“FAAS”) rental program and our Peloton Certified Refurbished (“PCR”) bikes. Both are delivering strong growth.

We began testing FAAS with the original Peloton Bike in March 2022 and expanded to include Bike+ in August. In September, we rolled out marketing support for the program nationwide. We subsequently began utilizing PCR bikes for rentals in March 2023 and expanded the program into Canada last month. The program has grown to include 47 thousand subscribers (Q3 FY23) with an average monthly churn rate of 5.0% and with an average payback of 18-19 months. FAAS subscribers grew 70% Q/Q in Q3. Consumer research tells us FAAS rentals are highly incremental, with 62% of respondents saying they wouldn’t have subscribed if it weren’t for the flexibility our new rental program offers.

We also are having success with the sale of our PCR bikes which we launched in December of 2022, following several successful tests in FY23. The program currently includes Bike and Bike+. We’re exploring whether to extend the program to Tread and Row later this year. We sold a total of 7 thousand PCR bikes in Q3.

(*) Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

These two programs accounted for 24% of connected fitness hardware sales in Q3. We expect to continue to scale both programs in FY24.

We’re also seeing strong sales in our 3P retail business with Amazon and our commercial business. We intend to build on our successful Amazon partnership by expanding our product assortment and participating in major promotional events like Prime Day, which we expect to deliver meaningful Y/Y growth in unit sales and revenue.

Peloton Bikes in commercial settings drive valuable discovery and trial for consumers unfamiliar with Peloton (contributing meaningfully to our consumer lead pool), while enabling existing Members to continue their Peloton routines while traveling. Last month, we expanded our Hilton partnership to bring Peloton to Hilton properties in Puerto Rico, Canada, the U.K., and Germany in addition to the commercial Bikes we placed across Hilton's portfolio of 5,400 U.S. hotels. You'll see us lean further into the hospitality channel. Overall, our commercial business is showing strong momentum, and I expect it to continue to grow in strategic importance in FY24.

You also will see us leaning into international growth in FY24. This past year we dramatically reduced our operating losses internationally, but it’s not enough to reduce operating losses. We have more work to do to unlock international growth and profit. We’ll have more to say about our international business next quarter. In Q3, international Connected Fitness Subscriptions grew faster than the U.S.

We also continue to see strong growth in secondary market activations. These new subscribers join as All-Access Members after purchasing a used Peloton hardware device in the secondary market (think eBay) from a former Peloton owner. In Q3 we added 33.5 thousand new Connected Fitness Subscriptions thanks to this secondary market, up 18% Q/Q and 40% Y/Y. We expect continued strong Y/Y growth in this category, although we do expect secondary market activations to decline seasonally Q/Q in Q4.

As always, on behalf of the Peloton team, I want to express our sincere thanks to our Member community for making this journey possible and giving our work meaning and purpose.

I also want to thank our Peloton team members for their dedication and hard work which has made possible the transformation in Peloton’s performance these past twelve months. There will be challenges and opportunities ahead, but if we continue to perform over the next twelve months like we performed over the past twelve, we will have accomplished something truly special.

Barry McCarthy
CEO & President

FY 2023 Q3 Operating Metrics and Financial Summary

				% Change
User Metrics	Q3 FY'22	Q2 FY'23	Q3 FY'23	Y/Y	Q/Q
Members (in millions)	7.0	6.7	6.7	(5)%	0%
Ending Connected Fitness Subscriptions (in millions)	2.962	3.033	3.107	5%	2%
Net Connected Fitness Subscription Additions (in millions)	0.195	0.060	0.074	(62)%	23%
Average Net Monthly Connected Fitness Churn	0.8%	1.1%	1.1%	30 bps	0 bps
Ending App Subscriptions (in millions)	0.976	0.852	0.853	(13)%	0%

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$594.4	$381.4	$324.1	(45)%	(15)%
Subscription Revenue	369.9	411.3	424.7	15%	3%
Total Revenue	$964.3	$792.7	$748.9	(22)%	(6)%

Connected Fitness Products Gross Profit	$(67.9)	$(42.8)	$(17.6)	74%	59%
Connected Fitness Products Gross Margin	(11.4)%	(11.2)%	(5.4)%	600 bps	580 bps

Subscription Gross Profit	$252.1	$277.9	$287.8	14%	4%
Subscription Gross Margin	68.1%	67.6%	67.8%	(40) bps	20 bps
Subscription Contribution Margin (1)	71.7%	72.1%	72.3%	60 bps	20 bps

Total Gross Profit	$184.2	$235.0	$270.2	47%	15%
Total Gross Margin	19.1%	29.7%	36.1%	1,700 bps	640 bps

Total Operating Expenses	$920.0	$566.4	$536.2	(42)%	(5)%

Net Loss	$(757.1)	$(335.4)	$(275.9)	64%	18%
Adjusted EBITDA (1)	$(194.0)	$(122.4)	$(18.7)	90%	85%

Net Cash Used in Operating Activities	$(670.1)	$(88.5)	$(40.9)	94%	54%
Free Cash Flow (1)	$(746.7)	$(94.4)	$(55.3)	93%	41%

(1) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS

Connected Fitness Subscriptions
We ended the quarter with 3.11 million Connected Fitness subscriptions, reflecting net additions of 74 thousand in the quarter. Gross additions were ahead of expectations, driven by stronger than expected hardware sales and bike rentals, higher than anticipated secondary market activations, and faster than average forecasted deliveries.

Connected Fitness Subscription Churn
Average Net Monthly Connected Fitness Churn for the quarter was 1.1%, in-line with our expectations.

Peloton App
We ended the quarter with 853 thousand Peloton App subscribers, exceeding our expectations. As noted in prior quarters, we expect continued pressure on our App subscription count as we balance our effort to grow our current App subscription offering with our work toward the debut of a new Peloton App strategy, which we expect to launch later in May. Although our current App has continued to outperform our expectations, we see potential for near-term pressure on our App subscriber base as we introduce our new long-term strategy into the market, which will include a new tiered subscription format and price adjustments.

Quarterly and Recent Highlights
Hardware/Software: In February we were pleased to introduce our Peloton Tread to the Australian market, completing our international roll-out. Our software investments across the Peloton platform continue to make it easier for Members to navigate our thousands of diverse classes and more easily find a great workout. In Q3, we improved class search query results on Bike, Tread, and Row and continued to streamline the experience of taking multiple consecutive classes. We have also invested in further personalization of the Peloton home-screen, so that each Member sees content they are likely to enjoy based on their workout history.

Tread, Row, and Guide are delivering the best user experience for their respective modalities. On Tread, we launched Run Achievements, celebrating running and walking specific milestones like your fastest mile, and improved Auto-Incline to make it easier to follow hill workouts. On Row, we launched the innovative Tips and Praise features, which leverages our deep hardware-software integration to give rowers actionable feedback on their rowing form in real time. And on Guide, we paired our ongoing improvement of Rep and Weight Tracking with some of the most Member-requested fixes, including more Rep Tracking classes and improved remote connectivity.

Content: Peloton Programs offer structured class collections designed to meet specific Member goals and have been enthusiastically embraced by our Members. Program exclusive workouts were up 97% over Q2 across over 625 Program-exclusive classes. Leveraging this success and in pursuit of greater levels of content personalization, during Q3 we launched Beginner Pilates with Kristin McGee, German language versions of Beginner Yoga and You Can Ride, Straight to the Core with Rebecca Kennedy, and Ben Alldis's Stronger You. Looking ahead, the focus of our Program development will be further expansion of our Strength & Floor fitness modalities. In support of our new Peloton Row, in Q3 we launched Live Row classes and Guided Scenic classes in San Diego.

Since quarter's end: We continue our work on third-party device integrations, and in April, we announced that Peloton Connected Fitness hardware will now automatically integrate with smartwatches from Samsung, Google, Fossil, and other manufacturers using Wear OS 3. That includes not only Peloton’s bikes and treadmill but also our rower and Guide strength training system.

On April 5th, we announced the expansion of our industry-first partnership with Hilton to equip nearly every Hilton portfolio hotel in Canada, Germany and the U.K. with Peloton Bikes. In addition, Hilton Honors members will receive special limited time offers for an extended Peloton App free trial and partnership pricing on Peloton Connected Fitness hardware.

Most recently, we extended our popular bike rental offering to Canada on April 25th, representing the first international expansion market for our rental program.

Q3 FINANCIAL RESULTS
Revenue
Total revenue of $748.9 million for the three months ended March 31, 2023, comprised of $324.1 million of Connected Fitness segment revenue and $424.7 million of Subscription revenue, exceeded our expectations of $690 million to $715 million. Our Connected Fitness segment was positively impacted by an $11.9 million benefit relating to an adjustment in our Tread+ recall returns reserve, as we experienced lower than forecasted actual returns in the quarter and have accordingly updated our assumptions for future expected returns.

Gross Profit and Margin
Total Gross profit was $270.2 million for the three months ended March 31, 2023, yielding a gross margin of 36.1% (versus our 39% guidance). Our Connected Fitness segment gross margin was (5.4)%.

Our Connected Fitness segment gross margin was negatively impacted by $9.7 million due to adjustments and charges related to product recall related matters as the revenue benefit described above was offset by probable and reasonably estimable costs associated with product recall related matters. We also observed higher than anticipated Connected Fitness segment revenue as a percent of total revenue.

Subscription segment gross margin of 67.8% was in-line with our expectations.

Operating Expenses
Total operating expenses were $536.2 million. G&A expense increased $6.8 million versus the year ago period, primarily driven by a $75.0 million accrual related to the settlement of our DISH litigation, partially offset by year-over-year reductions in professional fees and personnel related expenses. Sales and marketing expense declined $73.1 million versus the year ago period, reflecting lower media spending as well as reductions in personnel related expenses. R&D expenses increased $1.1 million versus the year ago period. Increases in product development and research costs were partially offset by lower personnel related expenses.

This quarter we recognized $51.3 million of impairment and restructuring expense, of which $40.1 million was non-cash. The non-cash charges were primarily related to asset write-downs and write-offs in relation to Peloton Output Park, the closure of retail showroom locations, and other manufacturing assets. The cash charges were comprised of $6.9 million of severance payments as well as $4.4 million relating to other items including facility exit costs. Lastly, we recognized approximately $2.9 million of additional supplier settlements expense during the period.

Free Cash Flow & Cash Balance
Net cash used in operating activities was $(40.9) million, including $18.5 million of supplier settlement payments and payment of $19.1 million related to a previously announced CPSC civil penalty. Free cash flow was $(55.3) million. We ended Q3 with $873.6 million in unrestricted cash and cash equivalents. We also have a $400.0 million revolving credit facility, which remains undrawn to date.

Q4 FY'23 OUTLOOK

			Q4 FY'23 Range		% Change (Midpoint)
User Metrics (in millions)	Q4 FY'22	Q3 FY'23	Low	High	Y/Y	Q/Q
Ending Connected Fitness Subscriptions	2.97	3.11	3.08	3.09	4%	(1)%

Financial Results (dollars in millions)
Total Revenue	$678.7	$748.9	$630	$650	(6)%	(15)%

Total Gross Margin	(4.4)%	36.1%	41%	41%	4,539 bps	492 bps

Adjusted EBITDA	$(288.7)	$(18.7)	$(25)	$(10)	94%	6%

Our guidance range for end of period Connected Fitness Subscriptions and revenue for Q4 reflects lower near-term visibility as we enter what is typically the lowest volume quarter of our fiscal year. We expect our sequential gross margin improvement will be driven by a continued mix-shift of total revenues toward our Subscription segment. Consistent with seasonality in prior years, we anticipate a modest sequential increase in Connected Fitness subscription churn.

As I close in on my first year at Peloton, I am pleased to see the continued great work of our Peloton team members result in strong progress toward achieving our financial targets for FY23, especially the progress on free cash flow which improved $691 million compared to one year ago. While driving operational and cost efficiency remains an important business objective, accelerating subscriber growth is our north star goal at Peloton and remains a challenge that we are fully embracing.

Liz Coddington
CFO

Webcast
We will host a Q&A session at 8:30 a.m. ET on Thursday, May 4, 2023 to discuss our financial results. To participate in the live call by phone, please go to this link to register (phone registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the fourth quarter and full year of our fiscal year 2023; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of new products and services; the prices of our products and services in the future; our future operating results and financial position; our profitability; our business strategy and plans, market growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products industry; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our connected fitness products; our reliance on and lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; declines in sales of our Bike and Bike+; the direct and indirect impacts to our business and financial performance from the COVID-19 pandemic; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and those risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31,	June 30,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$873.6	$1,253.9
Accounts receivable, net	108.3	83.6
Inventories, net	625.7	1,104.5
Prepaid expenses and other current assets	210.0	192.5
Total current assets	1,817.6	2,634.6
Property and equipment, net	478.6	610.9
Intangible assets, net	29.3	41.3
Goodwill	41.2	41.2
Restricted cash	79.3	3.8
Operating lease right-of-use assets, net	545.7	662.5
Other assets	24.6	34.3
Total assets	$3,016.3	$4,028.5
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$514.9	$797.4
Deferred revenue and customer deposits	200.5	201.1
Current portion of long-term debt and other bank borrowings	7.5	7.5
Operating lease liabilities, current	87.9	86.4
Other current liabilities	2.5	13.2
Total current liabilities	813.2	1,105.5
0% Convertible senior notes, net	986.9	864.0
Term loan, net	690.6	690.0
Operating lease liabilities, non-current	619.5	725.4
Other non-current liabilities	33.1	50.7
Total liabilities	3,143.3	3,435.6
Commitments and contingencies
Stockholders’ (deficit) equity
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 336,026,041 and 308,241,938 shares issued and outstanding as of March 31, 2023 and June 30, 2022, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,209,460 and 30,032,078 shares issued and outstanding as of March 31, 2023 and June 30, 2022, respectively.	—	—
Additional paid-in capital	4,543.0	4,291.3
Accumulated other comprehensive income	19.9	12.2
Accumulated deficit	(4,690.0)	(3,710.6)
Total Stockholders’ (deficit) equity	(127.0)	592.9
Total liabilities and stockholders' (deficit) equity	$3,016.3	$4,028.5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenue:
Connected Fitness Products	$324.1	$594.4	$909.8	$1,891.9
Subscription	424.7	369.9	1,248.3	1,011.6
Total revenue	748.9	964.3	2,158.1	2,903.4
Cost of revenue:
Connected Fitness Products	341.7	662.3	1,025.8	1,848.1
Subscription	136.9	117.8	409.8	327.2
Total cost of revenue	478.7	780.1	1,435.6	2,175.3
Gross profit	270.2	184.2	722.4	728.2
Operating expenses:
Sales and marketing	154.6	227.7	510.4	860.8
General and administrative	249.2	242.3	635.3	731.3
Research and development	78.2	77.1	246.3	274.6
Goodwill impairment	—	181.9	—	181.9
Impairment expense	39.4	32.5	111.9	42.5
Restructuring expense	12.0	158.5	167.9	158.5
Supplier settlements	2.9	—	22.0	—
Total operating expenses	536.2	920.0	1,693.8	2,249.4
Loss from operations	(266.0)	(735.8)	(971.3)	(1,521.2)
Other (expense) income, net:
Interest expense	(26.6)	(9.1)	(69.7)	(26.5)
Interest income	7.9	0.2	17.7	1.1
Foreign exchange gain (loss)	9.1	(11.5)	3.9	(19.1)
Other income, net	0.4	1.2	3.0	0.7
Total other expense, net	(9.1)	(19.2)	(45.1)	(43.8)
Loss before provision for income taxes	(275.2)	(755.0)	(1,016.4)	(1,565.0)
Income tax expense	0.8	2.1	3.5	7.5
Net loss	$(275.9)	$(757.1)	$(1,019.9)	$(1,572.4)
Net loss attributable to Class A and Class B common stockholders	$(275.9)	$(757.1)	$(1,019.9)	$(1,572.4)
Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(2.27)	$(2.97)	$(4.96)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	350,426,631	333,864,579	343,753,996	317,245,844
Other comprehensive (loss) income:
Net unrealized losses on marketable securities	$—	$—	$—	$(0.4)
Change in foreign currency translation adjustment	(1.5)	(5.6)	6.7	(3.5)
Derivative adjustments:
Net unrealized loss on hedging derivatives	—	(3.6)	—	(4.7)
Reclassification for derivative adjustments included in Net loss	0.3	1.4	1.0	0.9
Total other comprehensive (loss) income	(1.2)	(7.9)	7.7	(7.8)
Comprehensive loss	$(277.1)	$(765.0)	$(1,012.2)	$(1,580.2)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(1,019.9)	$(1,572.4)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	93.1	102.4
Stock-based compensation expense	333.7	241.9
Non-cash operating lease expense	62.5	66.8
Amortization of premium from marketable securities	—	3.4
Amortization of debt discount and issuance costs	10.0	25.5
Impairment expense	111.9	42.5
Goodwill impairment	—	181.9
Net foreign currency adjustments	(5.3)	19.1
Changes in operating assets and liabilities:
Accounts receivable	(24.9)	(3.6)
Inventories	435.1	(473.3)
Prepaid expenses and other current assets	53.6	(40.5)
Other assets	5.2	(6.6)
Accounts payable and accrued expenses	(296.6)	(260.4)
Customer deposits and deferred revenue	(0.7)	46.4
Operating lease liabilities, net	(65.8)	(49.1)
Other liabilities	(24.2)	(1.6)
Net cash used in operating activities	(332.2)	(1,677.8)
Cash Flows from Investing Activities:
Maturities of marketable securities	—	211.0
Sales of marketable securities	—	306.7
Capital expenditures and capitalized internal-use software development costs	(63.8)	(267.7)
Business combinations, net of cash acquired	—	(11.0)
Asset acquisitions, net of cash acquired	—	(16.0)
Proceeds from sales of net assets	12.4	—
Net cash (used in) provided by investing activities	(51.4)	223.0
Cash Flows from Financing Activities:
Proceeds from public offering, net of issuance costs	—	1,218.8
Principal repayment of Term Loan	(5.6)	—
Proceeds from employee stock purchase plan withholdings	5.1	14.9
Proceeds from exercise of stock options	72.6	76.7
Principal repayments of finance leases	(2.0)	(1.3)
Net cash provided by financing activities	70.0	1,309.0
Effect of exchange rate changes	8.9	(23.6)
Net change in cash, cash equivalents, and restricted cash	(304.7)	(169.4)
Cash, cash equivalents, and restricted cash — Beginning of period	1,257.6	1,135.7
Cash, cash equivalents, and restricted cash — End of period	$952.9	$966.2
Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$56.7	$1.0
Cash paid for income taxes	$12.9	$13.7
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$1.5	$36.0
Stock-based compensation capitalized for software development costs	$7.7	$8.0

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; goodwill impairment; impairment expense; costs associated with product recall related matters; litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;

•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from these financial measures. Because companies in our industry may calculate such measures differently than we do, their usefulness as comparative measures can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended
	2023	2022	2023	2022	December 31, 2022	June 30, 2022
	(dollars in millions)
Net loss	$(275.9)	$(757.1)	$(1,019.9)	$(1,572.4)	$(335.4)	$(1,255.3)
Adjusted to exclude the following:
Total other expense, net	9.1	19.2	45.1	43.8	2.2	30.3
Income tax expense	0.8	2.1	3.5	7.5	1.9	12.2
Depreciation and amortization expense	32.2	38.1	93.1	102.4	31.2	40.4
Stock-based compensation expense	69.3	72.3	250.2	197.1	75.6	74.8
Impairment expense	39.4	32.5	111.9	42.5	9.7	348.0
Goodwill impairment	—	181.9	—	181.9	—	—
Restructuring expense	12.0	158.5	171.6	158.5	52.7	78.9
Supplier settlements	2.9	—	22.0	—	17.9	337.6
Product recall related matters(1)	9.7	21.4	40.9	49.0	2.3	13.3
Litigation and settlement expenses(2)	81.8	36.2	106.9	88.0	19.3	30.6
Other adjustment items	—	1.0	1.0	7.9	0.2	0.5
Adjusted EBITDA	$(18.7)	$(194.0)	$(173.7)	$(694.2)	$(122.4)	$(288.7)
______________________
(1) Represents adjustments and charges associated with product recall related matters, as well as accrual adjustments. These include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(11.9) million and $14.6 million, recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $21.6 million and $24.1 million, and operating expenses of zero and $2.3 million associated with recall-related hardware development costs, in each case for the three and nine months ended March 31, 2023, respectively. For the three and nine months ended March 31, 2022, these also include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $17.5 million and $36.3 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $2.0 million and $7.6 million, and operating expenses of $2.0 million and $5.0 million associated with recall-related hardware development costs, respectively. For the three months ended December 31, 2022, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of zero, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of zero, and operating expenses of $2.3 million associated with recall-related hardware development costs. For the three months ended June 30, 2022, these include a reduction to Connected Fitness

Products revenue for actual and estimated future returns of $12.5 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $0.5 million, and operating expenses of $0.4 million associated with recall-related hardware development costs.
(2) Includes Dish settlement accrual of $75.0 million and other litigation-related expenses and settlements for certain non-recurring patent infringement litigation, securities litigation, and consumer arbitration for the three and nine months ended March 31, 2023. Includes litigation-related expenses for certain non-recurring patent infringement litigation and consumer arbitration for the three and nine months ended March 31, 2022. Includes litigation-related expenses and settlements for certain non-recurring patent infringement litigation, securities litigation, and consumer arbitration for the three months ended December 31, 2022 and June 30, 2022.

Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution to Subscription Gross Profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended December 31,
	2023	2022	2023	2022	2022
	(dollars in millions)
Subscription Revenue	$424.7	$369.9	$1,248.3	$1,011.6	$411.3
Less: Cost of Subscription	136.9	117.8	409.8	327.2	133.4
Subscription Gross Profit	$287.8	$252.1	$838.5	$684.4	$277.9
Subscription Gross Margin	67.8%	68.1%	67.2%	67.7%	67.6%
Add back:
Depreciation and amortization expense	$9.8	$6.8	$27.1	$18.7	$8.8
Stock-based compensation expense	9.7	6.3	32.4	15.0	10.0
Subscription Contribution	$307.2	$265.2	$898.0	$718.1	$296.6
Subscription Contribution Margin	72.3%	71.7%	71.9%	71.0%	72.1%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash (used in) provided by operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our

GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended December 31,
	2023	2022	2023	2022	2022
	(in millions)
Net cash used in operating activities	$(40.9)	$(670.1)	$(332.2)	$(1,677.8)	$(88.5)
Capital expenditures and capitalized internal-use software development costs	(14.3)	(76.6)	(63.8)	(267.7)	(5.9)
Free Cash Flow	$(55.3)	$(746.7)	$(396.0)	$(1,945.5)	$(94.4)